Exhibit 99.1

FOR IMMEDIATE RELEASE

Omnicom Group Reports First Quarter 2016 Results

NEW YORK, April 19, 2016 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share in the first quarter of 2016 increased seven cents, or 8.4%, to $0.90 per share versus $0.83 per share during the first quarter of 2015.

Omnicom’s worldwide revenue in the first quarter of 2016 increased 0.9% to $3,499.1 million from $3,469.2 million in the first quarter of 2015. The components of the change in revenue included an increase in revenue from organic growth of 3.8%, a decrease in revenue from acquisitions, net of dispositions of 0.1% and a decrease in revenue from the negative impact of foreign exchange rates of 2.8% when compared to 2015.

Across our regional markets, organic revenue in the first quarter of 2016 increased 4.5% in North America, 2.2% in the United Kingdom, 3.0% in the Euro Markets & Other Europe, 5.1% in Asia Pacific and 1.7% in Africa & the Middle East, while organic revenue decreased 7.8% in Latin America when compared to the same quarter of 2015.

The change in organic revenue in the first quarter of 2016 as compared to the first quarter of 2015 in our four fundamental disciplines was as follows: advertising increased 7.9%, CRM decreased 0.7%, public relations decreased 0.9% and specialty communications increased 2.2%.

For the first quarter of 2016, Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, increased $15.4 million, or 3.8%, to $420.4 million from $405.0 million in the first quarter of 2015. Our EBITA margin increased to 12.0% for the first quarter of 2016 versus 11.7% in the first quarter of 2015.

Operating income in the first quarter of 2016 increased $14.4 million, or 3.8%, to $392.1 million from $377.7 million in the

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Omnicom Group Inc.

first quarter of 2015. Our operating margin in the first quarter of 2016 increased to 11.2% versus 10.9% in the first quarter of 2015.

For the first quarter of 2016, our income tax rate was 32.8%, which was unchanged versus the income tax rate for the first quarter of 2015.

Net income for the first quarter of 2016 increased $9.3 million, or 4.4%, to $218.4 million from $209.1 million in the first quarter of 2015.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast and/or a replay of our first quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Condensed Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2016	2015

Revenue	$3,499.1	$3,469.2
Operating Expenses, excluding amortization of intangibles	3,078.7	3,064.2
EBITA (a)	420.4	405.0
Less: Amortization of Intangibles	28.3	27.3
Operating Income	392.1	377.7
Net Interest Expense	40.1	34.2
Income before income taxes	352.0	343.5
Income tax expense	115.5	112.7
Income (Loss) from equity method investments	(0.2)	(1.0)
Net income	236.3	229.8
Less: Net income allocated to noncontrolling interests	17.9	20.7
Net income - Omnicom Group Inc.	218.4	209.1
Less: Net income allocated to participating securities	1.5	2.8
Net income available for common shares	$216.9	$206.3
Net income per common share - Omnicom Group Inc.
Basic	$0.90	$0.84
Diluted	$0.90	$0.83
Weighted average shares (in millions)
Basic	240.0	246.4
Diluted	241.1	247.4
Dividend declared per common share	$0.50	$0.50

(a)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.